Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SOUNDHOUND, INC.

The following discussion and analysis of the financial condition and results of operations of SoundHound should be read together with our unaudited interim condensed consolidated financial statements as of March 31, 2022 and for the three-month periods ended March 31, 2022 and 2021, together with related notes thereto, and our pro forma financial information as of and for year ended December 31, 2021 included elsewhere in this amendment to our current report on Form 8-K, which was originally filed with the SEC on May 2, 2022 and amended by Amendment No. 1 to Current Report on Form 8-K of which this Management’s Discussion and Analysis of Financial Condition and Results of Operations is included as Exhibit 99.2 (as originally filed, the “Form 8-K” and, as amended hereby, the “Form 8-K/A”). The discussion and analysis should also be read together with our audited consolidated financial statements as of December 31, 2021 and 2020 and for the years ended December 31, 2021, and 2020 and 2019 and the sections entitled “Business of SoundHound and ATSP” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SoundHound” included in the Proxy Statement (as such term is defined in the Form 8-K) and incorporated by reference into the Form 8-K/A herein. Some of the information contained in this discussion and analysis or set forth elsewhere in this the Form 8-K/A, including information with respect to SoundHound’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements” section of this the Form 8-K/A, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless otherwise indicated or the context otherwise requires, references in this section to “SoundHound,” “we,” “us,” “our” and other similar terms refer to SoundHound, Inc.

Company Overview

We are a leading innovator of conversational intelligence, offering an independent Voice AI platform that enables businesses across industries to deliver high-quality conversational experiences to their customers. Built on proprietary Speech-to-Meaning, Deep Meaning Understanding and Collective AI breakthrough technologies developed over the past 16 years, our advanced Voice AI platform provides exceptional speed and accuracy and enables humans to interact with products and services like they interact with each other — by speaking naturally.

We believe voice-enabled conversational user interface is a more natural interface for nearly all use cases, and product creators should have the ability to design, customize, differentiate, innovate and monetize the interface to their own product, as opposed to outsourcing it to a third-party assistant. For example, using SoundHound, businesses can voice-enable their products so consumers can say things like, “Turn off the air conditioning and lower the windows,” while in their cars, “Find romantic comedies released in the last year,” while streaming on their TV and even place food orders before arriving at a restaurant by talking to their cars, TVs or other IoT devices. Additionally, SoundHound’s technology can address complex user queries such as, “Show me all restaurants within half a mile of the Space Needle that are open past 9pm on Wednesdays and have outdoor seating,” and follow-on qualifications such as “Okay, don’t show me anything with less than 3 stars or fast food.”

The SoundHound developer platform, Houndify, is an open-access platform that allows developers to leverage SoundHound’s Voice AI technology and a library of over 100 content domains, including commonly used domains for points of interest, weather, flight status, sports and more. Houndify’s Collective AI is an architecture for connecting domain knowledge that encourages collaboration and contribution among developers, is always learning, and is greater than the sum of its parts — ensuring the platform continues to become smarter at a faster rate.

SoundHound’s technology is live in production and at scale with companies around the globe, including Hyundai, Mercedes-Benz, Pandora, Deutsche Telekom, Snap, VIZIO, KIA and Stellantis. Houndify traffic has experienced 10x growth in the past 2 years, with 2x growth in approximately 6 months through the first half of 2021. As a result, we have surpassed 1 billion annual queries in 2021.

Our current partners span multiple industries and geographies, and together have a combined reach of over 2 billion end users. By growing these strategic relationships, our year-over-year revenues have grown by more than 50% over the past three years. We project to exceed $1.0 billion in annual gross revenues within 5 years, and as a testament to the strength of our current revenue-generating strategic partnerships, a sizeable portion of this future revenue is expected to come from existing customers.

Our market position is strengthened by the technical barriers to entry in the Voice AI space, which tend to discourage new market participants. Furthermore, our technology is backed by significant investments in intellectual property, with over 227 patents granted or pending, spanning multiple fields including speech recognition, natural language understanding, machine learning, monetization and more. We have achieved this critical momentum in part thanks to a long-tenured leadership team with deep expertise and proven ability to attract and retain talent. We believe that SoundHound has extensive technical expertise and a proven track record of innovation and value creation for us to continue to attract customers in the growing market for Voice AI transactions, which is estimated to grow to $160.0 billion by 2026.

We believe that SoundHound is well-positioned to fill the growing void and demand for an independent Voice AI platform. The Voice AI offerings from big tech companies are primarily an extension of their more core services and offerings. Rather than strengthening a customer’s product, it can take over the entire experience, thus disintermediating the company’s brand, users and data. As a result, brands relying on big tech mostly lose their ability to innovate, differentiate and customize. In some cases, these providers even compete with the products they support, making them increasingly less attractive as a choice for a voice interface.

The alternative options are generally legacy vendors tending to use dated technologies at a high price. Furthermore, many of these technologies still require significant effort by the product creators to turn them into solutions that can compete with the quality of the big tech offering, which in many cases is not practical. Due to the high barrier to entry in Voice AI, there are not many independent players.

This creates a great opportunity for SoundHound: we provide disruptive technologies that are superior to the alternatives, with better terms, allowing customers to maintain their brand, control the user experience, get access to the data and define their own privacy policies, while being able to customize, differentiate, innovate and monetize.

When it comes to criteria for adoption, our goal is to win on every dimension. The first two criteria customers typically consider are technology and brand control. We strive to provide our customers with the best technology, and we provide a white label solution giving our customers control of their brands. In some industries you may have to choose between technology and brand control. In our case, we offer our customers the best of both, we enable them to offer disruptive technologies to their users while maintaining control of their brand and user experience.

With our disruptive monetization strategy, we also provide an additional path to monetization for our customer base. By choosing our platform, product creators can generate additional revenue while making their product better using Voice AI, providing further incentive to choose our platform.

We believe that we offer a superior ecosystem, benefitting from our Collective AI product architecture along with offering customers definable privacy controls, which are becoming increasingly important in the industry of Voice AI. Additionally, there is no conflict of interest between us and our partners and customers as we do not compete with them (as some other Voice AI vendors do). We also offer edge and hybrid solutions. This means our technology can optionally run without a cloud connection for increased flexibility and privacy. Our focus is on delivering the most advanced Voice AI in the world and thus allowing our partners to differentiate and innovate their overall experiences for their brands.

We strongly believe that product creators know their product and users best. The idea of a single third-party assistant taking over their product is not reflective of our anticipated future. We envision that every product will have its own identity, and they will have Voice AI customized in different ways. They can each tap into a single Collective AI to access the ever-growing set of domains, but the product creators can innovate on top of Collective AI and create value for the end users in their own way. This is the future that we are focusing on enabling.

When a product is voice enabled, we see three stages of integration and value propositions. The first stage is to enable the core use cases of the product. For example, the product could be a TV, a coffee machine, a car, a wearable device, a robot, a smart speaker or an appliance, and with your voice you can control the functionality of the device and the product. On a TV, you can ask it to change the channel, increase the volume, rewind by 30 seconds, search for movies and even add personalization by adding a TV show to your favorites. Note that this is different from adding a third-party voice assistant to the product. Our view is that every product needs to have an interface, and voice-AI is a natural and compelling interface that unlocks new use cases and potential. Consider just the simple example of rewinding or fast forwarding by a specific duration. That is a command that can be done with voice within a few seconds, but it can take many steps to do using alternative interfaces such as a remote control or a companion app.

Once the core features of a product are voice-enabled, it can be further enhanced in the second stage of integration: the addition of third-party content and domains. SoundHound has extensive partnerships with content providers and, through these partnerships, can fulfill many needs of our customers. For example, your TV, car or even a coffee machine can answer questions about weather, sports scores, stock prices or flight status, and even search for local businesses. The addition of these public domains further enhances the value proposition of the product.

Finally, as the third step, you enter the world of monetization where you can add features that deliver value to the end user, and also generate revenues that we share with the product creators. To summarize with an example, imagine walking up to your coffee machine and asking for a triple shot extra hot latte. While you are waiting for your drink, you can ask for weather and sports scores, and if you desire, you can even order bagels from your favorite nearby bakery.

There are three pillars to our revenue model. The first pillar is Product Royalties, where we voice enable a product and the product creator pays us a royalty based on volume, usage or duration. SoundHound collects royalties when Houndify is placed in a car, smart speaker or an appliance, for example.

The second pillar is Service Subscription. This is when, for example, SoundHound enables customer service or food ordering for restaurants or content management, appointments and voice commerce. And, for that, we generate subscription revenue from the service providers. Pillars one and two can grow independently and they are proven, established business models.

The third pillar creates a monetization ecosystem that brings the services from pillar two to the products in pillar one. When the users of a voice-enabled product in pillar one access the voice-enabled services of pillar two, these services generate new leads and transactions. SoundHound generates monetization revenue from the services for generating these leads and transactions, and we will share the revenue with the product creators of pillar one. For example, when the driver of a voice-enabled car places an order to a restaurant that’s also voice enabled, we will have unlocked a seamless transaction. Accordingly, the restaurant will pay us for that order, and we will share that revenue with the product creator or the car manufacturer. In this example, each party receives value in the ecosystem. The restaurant is happy because they generated a new lead and booked a sale. The user is happy because they have received value through a natural ordering process, simply by speaking to their car. And the car manufacturer is happy because they delivered value to the end user and generated additional revenue from the usage of their product. During the periods presented in the condensed consolidated financial statements, we have not generated revenue from leads and transactions on voice-enabled products from voice-enabled services other than from the SoundHound music identification app. Going forward, SoundHound expects monetization revenue to be generated through a combination of advertising revenue from the music identification app and from leads and transactions on voice-enabled products from voice-enabled services.

We expect this disruptive, three-pillar business model will create a monetization flywheel; as more products integrate into our platform, more users will use it and more services will choose to integrate as well. This creates even more usage, and results in a flow of revenue share to product creators, which further encourages even greater adoption and integration with our platform and the cycle will perpetually continue and expand. This ecosystem increases adoption and increases our addressable market. All three pillars contribute to our revenues today in 2022. While the majority of the contribution is currently from our first pillar of royalties, over time, the subscription and monetization portions are expected to grow and make a bigger contribution to our overall revenue.

Recent Developments

ATSP Merger

On November 15, 2021, ATSP, SoundHound and Merger Sub, entered into a merger agreement (“Merger Agreement”), resulting in the reverse recapitalization of SoundHound (the “Business Combination”) and the issuance of Archimedes Tech SPAC Partners Co. (“ATSP”) common stock in the PIPE investment. The Business Combination was completed on April 26, 2022 (the "Closing"). Upon the Closing of the Business Combination, ATSP changed its name to SoundHound AI, Inc.

Cash proceeds of the Business Combination were funded through a combination of $5.4 million in cash held in trust by ATSP (following satisfaction of redemptions by public stockholders), and $113.0 million in aggregate gross proceeds from PIPE investors in exchange for 11,3000,000 shares of SoundHound AI Class A common stock that closed substantially contemporaneously with the Closing of the Business Combination. The combined company incurred $25.3 million of expenses related to the transaction. After giving effect to these transactions, SoundHound received $93.0 million in net proceeds, which are intended to be used for general corporate purposes, including investments in sales, marketing and advancement of product development, but which may also be used to acquire other companies in the Voice AI industry. SoundHound has not entered into any agreements to acquire companies in the Voice AI industry, nor does it require consummation of mergers or acquisitions of other businesses to achieve its stated goals. That said, if there are candidates that makes strategic, operational and financial sense, the combined company may consider such opportunities from time to time as they become available.

Accounting Impact of the Business Combination

The Business Combination was accounted for as a “reverse recapitalization,” with no goodwill or other intangible assets recorded, in accordance with GAAP. A reverse recapitalization did not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of SoundHound in many respects.

Under this method of accounting, Archimedes was treated as the “acquired” company for financial reporting purposes. For accounting purposes, SoundHound was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of SoundHound (i.e., a capital transaction involving the issuance of stock by ATSP for the stock of SoundHound). Accordingly, the consolidated assets, liabilities and results of operations of SoundHound became the historical financial statements of the combined company, and ATSP’s assets, liabilities and results of operations were consolidated with SoundHound’s beginning on the acquisition date. Operations prior to the Business Combination were presented as those of SoundHound in future reports. The net assets of SoundHound were recognized at carrying value, with no goodwill or other intangible assets recorded.

Impact of COVID-19

As the full impact of the COVID-19 pandemic on our business continues to develop, we are closely monitoring the global situation. As a supplier to multiple industries, including the automotive industry, we are adversely impacted by the decline in the production of certain of our customers’ products in connection with the COVID-19 pandemic, including reductions in automotive production, chip shortages in the semiconductor industry and broader supply chain challenges across the globe. We are unable at this time to predict the full impact of COVID-19 on our operations, liquidity and financial results, and, depending on the magnitude and duration of the COVID-19 pandemic, such impact may be material. During the three months ended March 31, 2022 and three months ended March 31, 2021, the COVID-19 pandemic had an impact on our billings and revenue recognized from per unit royalties for Houndify Solutions which may also continue beyond fiscal year 2022. The extent of this impact is not currently determinable. However, we expect billings to increase as car manufacturers recover from delayed production due to the pandemic. Accordingly, it may not be indicative of future results and trends for reasons other than COVID-19 discussed herein may not be indicative of future operating results and trends. While we are unable to accurately predict the full impact that COVID-19 will have on our results from operations, financial condition, liquidity and cash flows due to numerous uncertainties, including the duration and severity of the pandemic and containment measures, these measures have impacted, and may continue to impact, our business, as well as our customers and consumers.

SoundHound continues to monitor its operations and government recommendations and has modified its operations because of the COVID-19 pandemic, including making remote work more accessible to its employees. SoundHound does not yet know the full extent of potential impacts on our business and operations. Given the extant uncertainty, SoundHound cannot reasonably estimate the impact on our future results of operations, cash flows or financial condition.

Known Trends, Demands, Commitments, Events or Uncertainties Impacting Our Business

SoundHound believes that its performance and future success depend on many factors that present significant opportunities for us but also pose risks and challenges, including the following:

●	Investments in Technology. Our business model since inception has been to invest significantly in our Houndify platform technology in the form of dedicated research and development. We will continue to invest in the development of our software platform to deliver consumers with continually improving value and delight. Our investments include continuous enhancements to our ASR and NLU models, investments in data to help refine and improve our underlying algorithms, and other costs to attract and retain a world-class technical workforce.

●	Revenue Growth. Our commercial success, including acceptance and use of our applications, will depend on a number of factors, some of which are beyond our control, such as size of the market opportunity, successful integration with original equipment manufacturers (“OEM”), competition and demand from the public and members of the conversational AI community. Our product offerings have disruptive effects in the ways human interact with computers and we are developing new, innovative economic models that we believe will enhance value to customers, partners and shareholders. For our revenue growth to continue, we will need to invest in sales and marketing to ensure our messaging, capabilities and offerings are well understood and valued by customers. With our primary focus on enterprise customers, we also need to align with enterprise sales cycles, which can be longer than consumer cycles. Additionally, as we build new customer relationships, we continually focus on maintaining and growing our existing relationships through long-term partnerships through significant upfront investment in customer specific engineering projects. Our revenue consists of subscription revenue, royalties, and monetization revenues, which we consider recurring if our customer contract does not terminate the relationship and we continue to provide the customer with same or other services in the subsequent year. For example, if we perform a one-time non-recurring engineering project for a customer and that same customer engages with us afterwards for a Product Royalty contract, the revenue in both years, regardless of the specific service, would contribute towards our overall customer retention rate. By contrast, if SoundHound provides an annual subscription contract to a customer and that customer does not execute an agreement for services for the subsequent annual period, SoundHound would not consider that customer as retained. As determined on the foregoing basis, based on the number of customers to whom we provide services during one year compared to the prior year period, our customer retention rate as of March 31, 2022 is at least 90%.

●	Cost of Revenues. The results of our business will depend in part on our ability to establish and increase our gross margins by scaling our business model and effectively managing our costs to produce our applications. Our revenue will be directly supported by data center investments in technology, both on premise and in the cloud. The associated workloads, along with supporting labor costs, will need to be managed effectively as we scale to improve our margins over time. Our Houndify platform is also powered by a library of over 100 content domains, including commonly used domains for points of interest, weather, flight status, sports and more.

●	Seasonality. Our ability to accurately forecast demand for our technology could be negatively affected by many factors, including seasonal demand. We anticipate that we will experience fluctuations in customer and user demand based on seasonality. Given that we address markets across several different industry verticals, the associated overall seasonality impact to us may not be consistent year-to-year.

●	Development of International Markets. We have rapidly expanded our capabilities and global reach. We have globalized our solution from 1 to 22 languages, with a roadmap of 38 languages and 114 acoustic variations. We view opportunities for conversational Voice AI to be global in reach, and we expect our growth to be fueled across multiple geographies.

●	Industry Risks. The COVID-19 pandemic has adversely affected our business and results of operations as of March 31, 2022 and 2021. The duration and extent to which the COVID-19 pandemic will continue to adversely impact our business and results of operations remains uncertain and could be material. Additionally, the military conflict between Russia and Ukraine, which began on February 24, 2022, has had an adverse impact on the global economy and financial markets. Although our business has not been materially impacted by this ongoing military conflict, it is impossible to predict the extent to which our operations, or those of our customers’ suppliers and manufacturers, will be impacted in the short and long term, or the ways in which the conflict may impact our business. The extent and duration of the military action, sanctions and resulting market disruptions are impossible to predict, but could be substantial.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements were prepared in accordance with U.S. GAAP for the three-month period ended March 31, 2022 (“Q1 2022”) and March 31, 2021 (“Q1 2021”).

Components of Our Results of Operations

Revenues

SoundHound generates revenues through: (1) “Product Royalties,” meaning royalties from voice-enabled products which are driven by volume, usage or life of applicable products and are affected by number of devices, users and units of usage time, (2) “Service Subscriptions,” meaning subscription revenues, derived from monthly fees based on usage-based revenue, revenue per query or revenue per user, (3) “Monetization,” meaning revenues generated from focused ad targeting to users of products and services that employ our technologies, and (4) “Licensing,” meaning licensed voice solutions that are embedded in customer products. Currently, our monetization revenue is derived exclusively from our music identification application primarily in the form of ad impression revenue — revenue generated when an ad is shown in our music identification app — and, to a lesser extent, affiliate revenue for referrals to music stores for content sales and downloads of our premium music application.

“Houndified Products,” meaning products of our customers that employ SoundHound technology, and “Houndified Services,” meaning services provided to customers related to SoundHound technology, provide our customers with access to our Houndify platform over a contractual period without taking possession of the software. This generally includes revenues derived from up-front services (“professional services”) that develop and customize the Houndify platform to fit customers’ specific needs. These professional services are included in both our Product Royalties and Service Subscriptions revenues. Non-distinct professional services are recognized over the contractual life of the contract, whereas revenues from distinct professional services are recognized as the services are performed or when the services are complete depending on the arrangement.

We anticipate that we will experience fluctuations in our revenues from quarter-to-quarter due to a variety of factors, including the supply and demand of end user products such as automobiles, the size and success of our sales force and the number of users who are aware of and use our applications.

Operating Expenses

We classify our operating expenses into the following four categories, which are cost of revenues, sales and marketing, research and development, and general and administrative. Excluding cost of revenues, each expense category includes overhead, including rent and related occupancy costs, which is allocated based on headcount.

Cost of Revenues

SoundHound’s cost of revenues are comprised of direct costs associated directly with SoundHound’s three revenue streams as described above. This primarily includes costs and depreciation related to hosting for cloud-based services, such as data centers, electricity charges, content fees and certain personnel-related expenses that are directly related to these revenue streams.

Sales and Marketing

Sales and marketing expenses consist of personnel-related expenses related costs of the sales and marketing team, promotional campaigns, advertising fees and other marketing related costs. Advertising costs are expensed to sales and marketing when incurred.

Research and Development

Our research and development expenses are our largest operating expense as we continue to develop our software platforms and produce new technological capabilities.

The costs of these activities consist primarily of personnel-related expenses, third-party consultants and costs associated with technological supplies and materials, along with other direct and allocated expenses such as facility costs, depreciation and other shared expenses. We expense research and development costs in the periods in which they are incurred. We expect that our research and development expenses will continue to increase as we continue to invest in development activities related to our current and future applications.

General and Administrative

General and administrative expenses consist of personnel-related costs, accounting and legal expenses, third-party consulting costs, insurance and allocated overhead including rent, depreciation and utilities.

We expect that our general and administrative expenses will increase due to our operations as a public company, including expenses related to compliance with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as increased expenses for insurance (including director and officer insurance), investor relations activities and other administrative and professional services such as accounting, legal, regulatory and tax. We also expect our administrative expenses, including personnel related expenses, to increase as we increase our headcount and expand our facilities and information technology to support our operations as a public company. Our general and administrative expenses may fluctuate from period-to-period due to seasonality.

Interest Expense

Interest expense consists of stated interest incurred on our outstanding convertible notes and debt during the relevant periods, as well as the amortization of debt discounts and issuance costs over the life of the instruments or a shorter period if a lender can demand payment in the event certain events occur that are outside of the control of the Company.

The issuance of debt instruments with direct transaction costs and the bifurcation of embedded derivatives and warrant instruments has resulted in debt discounts. Direct transaction costs consist of various transaction fees, such as bank and legal fees, that are incurred upon issuance. Overall, the discounts from debt issuance costs result in an increased amount of interest expense over the amortization period.

Other Expense, Net

Change in Fair Value of Derivative and Warrant Liability

We account for certain warrants and conversion features as liabilities at fair value and adjust the instruments to fair value at each reporting period. We determined that the conversion feature associated with one of our debt instruments is a freestanding derivative instrument. The derivative and warrant liabilities’ changes in fair value that result from remeasurement at each balance sheet date is recognized in the Company’s Condensed Consolidated Statement of Operations and Comprehensive Loss as other expense, net.

Other Expense, Net

Other expense, net consists of realized and unrealized gains and losses related to foreign currency revaluation. As the functional currency of the Company and its subsidiaries is the U.S. dollar, transactions denominated in foreign currency are converted into U.S. dollars at the average rates of exchange prevailing during the period. Assets and liabilities denominated in foreign currency are remeasured into U.S. dollars at current exchange rates at the balance sheet date for monetary assets and liabilities and at historical exchange rates for non-monetary assets and liabilities.

Provision for Income Taxes

Income tax expense includes federal, state and foreign taxes and is based on reported income before income taxes. We are in a cumulative loss position for tax purposes based on historical earnings. As of December 31, 2021, the Company had net operating loss carry forwards of approximately $301.5 million and $102.9 million available to reduce future taxable income, if any, for both federal and state income tax purposes, respectively. Additionally, as of December 31, 2021 the Company had net operating loss carryforwards of $3.4 million relating to net operating losses in Germany (“Germany Net Operating Losses”). The federal and state net operating loss carry forwards will start to expire in 2025 and 2028, respectively, with the exception of $212.9 million in federal net operating loss carryforwards, which can be carried forward indefinitely. The Germany Net Operating Losses can be carried forward indefinitely. The Company also had federal and state research and development credit carry forwards of approximately $8.9 million and $8.0 million, respectively, at December 31, 2021. The federal credits will expire starting in 2029 if not utilized. State research and development tax credits will carry forward indefinitely.

In addition, we may in the future experience ownership changes as a result of changes in our stock ownership (some of which are not in our control). For these reasons, or other factors outside of our control, such as future regulatory or other changes, our ability to utilize our NOL carryforwards and other tax attributes to reduce future tax liabilities may be limited.

Results of Operations

The following table sets forth the significant components of our results of operations for Q1 2022 and Q1 2021 (in thousands):

			Change
	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021	$	%
Revenues	$4,290	$3,739	$551	15%
Operating expenses:
Cost of revenues	1,773	1,593	180	11%
Sales and marketing	2,581	1,076	1,505	140%
Research and development	16,650	14,443	2,207	15%
General and administrative	4,003	3,246	757	23%
Total operating expenses	25,007	20,358	4,649	23%
Loss from operations	(20,717)	(16,619)	(4,098)	25%
Other expense, net
Interest expense	(2,977)	(748)	(2,229)	298%
Other expense, net	(1,057)	(1,726)	669	(39)%
Total other expense, net	(4,034)	(2,474)	(1,560)	63%
Loss before provision for income taxes	(24,751)	(19,093)	(5,658)	30%
Provision for income taxes	352	167	185	111%
Net loss	$(25,103)	$(19,260)	$(5,843)	30%

Revenues

The following tables summarizes our revenues by type and geographic regions for Q1 2022 and Q1 2021 (in thousands):

			Change
	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021	$	%
Product Royalties	$3,709	$2,984	$725	24%
Service Subscriptions	373	403	(30)	(7)%
Monetization	208	352	(144)	(41)%
	$4,290	$3,739	$551	15%

			Change
	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021	$	%
United States	$1,389	$1,068	$321	30%
Japan	927	1,033	(106)	(10)%
Germany	683	1,019	(336)	(33)%
France	459	—	459	100%
Korea	412	478	(66)	(14)%
Other	420	141	279	198%
	$4,290	$3,739	$551	15%

Total revenues increased by $0.6 million, or 15%, in Q1 2022 compared to Q1 2021. Product Royalties revenue increased by $0.7 million during Q1 2022 compared to Q1 2021. $0.2 million of the increase is attributable to the Company’s first sales of licensing revenue from its embedded solution during Q1 2022. Additionally, we earned $0.5 million of professional services revenue in Q1 2022, which is comprised primarily of contracts for customized and proof-of-concept projects with multiple customers. The Company had no professional services revenue during Q1 2021. Royalties based on usage and hosting remained relatively consistent period over period.

Monetization revenue decreased by $0.1 million during Q1 2022 the decrease is due to one customer whose contract terminated during the year ended December 31, 2021, and therefore, did not generate any revenue for Q1 2022. Additionally, the decrease was due to a decrease in advertising revenue through decreased user impressions on the SoundHound music application.

We benefited from growth across the United States, France and other smaller foreign regions from scaling our Houndify Products with large automotive and device makers. We have experienced additional growth of revenue of Houndified Products in geographic regions of France and the United Kingdom of $0.5 million and $0.3 million, respectively, during Q1 2022 compared to Q1 2021. In France, our revenue increased due to distinct customization services sold to an existing large automotive company which also commenced production of our Houndified Product in their vehicles. Additionally, we further experienced a $0.3 million decrease in revenue from Germany in Q1 2022 compared to Q1 2021. This was due to a one-time contract modification to end a distinct professional service contract prior to completion with a customer during the year ended December 31, 2021. This customer was retained through ongoing hosting services. Revenue in both periods came principally from customers across the automotive and IoT sectors, with less significant amounts derived from other industry verticals.

Cost of Revenues

Cost of revenues increased by $0.2 million, or 11%, in Q1 2022, compared to Q1 2021. This increase is primarily related to incurring additional data center and hosting costs in order to support our revenue growth.

Research and Development

Research and development expenses increased by $2.2 million, or 15%, in Q1 2022, compared to Q1 2021. This increase in research and development expenses was primarily related to increasing our full-time engineer headcount partially offset by a reduction in third-party contractors.

Sales and Marketing

Sales and marketing expenses increased by $1.5 million, or 140%, in Q1 2022, compared to Q1 2021. This increase is due to a greater investment to support go-to market strategies, as we continue to customer engagement and overall revenue growth.

General and Administrative

General and administrative costs increased by $0.8 million, or 23%, in Q1 2022 compared to Q1 2021. This increase represents investments in our human resources, finance and legal functions, including increased personnel-related expenses as we prepare to function as a public entity. Our expansion efforts, focused both on geographical reach and service compatibility, led to an increase of operational costs and resources incurred. Expenses related to the proposed Business Combination also contributed to an increase in costs related to third-party specialists.

Interest Expense

Interest expense increased by $2.2 million, or 298%, during Q1 2022, compared to Q1 2021. This increase was attributable to the issuance of SoundHound’s 2021 note payable (“SVB March 2021 Note”) and 2021 convertible note (“SCI June 2021 Note”), resulting in $30.0 million and $15.0 million draws, respectively. These debt instruments were accompanied by the issuances of related common stock warrants, resulting in debt discounts to be amortized over the life of the instrument. As our debt balance significantly increased, our interest expense, which is incurred monthly, and our amortized debt issuance costs have proportionally increased as well.

Other Expense, Net

The following table summarizes our other expenses by type that comprise the other expense, net account for Q1 2022 and Q1 2021 (in thousands):

			Change
	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021	$	%
Interest income	$2	$5	$(3)	(60)%
Change in fair value of derivative and warrant liability	(592)	(1,403)	811	(58)%
Other expense, net	(467)	(328)	(139)	42%
Total other expense, net	$(1,057)	$(1,726)	$669	(39)%

Change in Fair Value of Derivative and Warrant Liability

The change in fair value of derivative and warrant liability decreased by $0.8 million, or 58%, in Q1 2022 compared to Q1 2021. The decrease was attributed to the change in fair value of the warrant liability in Q1 2021 of $0.2 million, as compared to no change in the fair value of the warrant liability during Q1 2022 due to the exercise of Series C Warrants in December 2021, which extinguished the Company’s corresponding warrant liability. The Company no longer recognizes quarterly revaluation gains and losses associated with the warrant liability, therefore leading to an overall decrease.

The balance as of the end of March 31, 2022 solely reflects the changes in fair value of the embedded derivative from its promissory note issued in June 2020 (“SNAP June 2020 Note”). The fair value of the derivative liability increased by $0.6 million during Q1 2022 in comparison to an increase of $1.2 million during Q1 2021, representing a corresponding $0.6 million loss on the Condensed Consolidated Statement of Operations and Comprehensive Loss due to increases in probability assumptions of a change in control or SPAC transaction.

Other Expense, Net

Other expense, net increased by $0.1 million, or 42%, in Q1 2022 compared to Q1 2021. This was primarily due to unfavorable foreign currency exchange rates during Q1 2022, resulting in greater losses from currency revaluation on transactions denominated in a foreign currency compared to those conducted in Q1 2021.

Liquidity and Capital Resources

Sources and Uses of Liquidity

We had $8.2 million in cash and cash equivalents as of March 31, 2022. On a pro forma basis, assuming the Business Combination occurred as of March 31, 2022, our cash and cash equivalents would have amounted to $101.3 million as of March 31, 2022. We believe our operating cash flows, together with our cash on hand and the cash obtained as a result of the Business Combination is sufficient to meet our current working capital and capital expenditure requirements for a period of at least twelve months from the date of the Form 8-K/A.

Contractual and Other Obligations

Because we expect to continue significantly increasing our investments in software application and development, we enter into various contracts and agreements to increase our funding resources. Cash that is received through these obligations is used to meet both short- and long-term liquidity requirements as discussed above. These requirements generally include funding for the research and development of software, the development of applications that enable voice interaction, marketing programs and personnel-related costs. The primary types of obligations into which we enter include contractual obligations, operating and finance lease obligations and a diversified spread of debt instruments. See Note 6 and Note 13 to our audited consolidated financial statements included within our proxy statement/prospectus/consent solicitation for more information.

Debt Financing

Below are our material debt agreements as of March 31, 2022:

●	SNAP June 2020 Note — In June 2020, we issued the SNAP June 2020 Note to a lender in exchange for $15.0 million in cash proceeds. The outstanding principal balance and unpaid accrued interest are otherwise automatically convertible into equity shares in the next equity financing round if the financing round is at least $30.0 million, excluding the conversion of the SNAP June 2020 Note and any other indebtedness. Upon closing of the Business Combination, conversion conditions were satisfied, and the SNAP June 2020 Note converted into 2,046,827 shares of SoundHound Class A common stock at a price of $8.00 per share.

●	SVB March 2021 Note and SCI June 2021 Note — In March 2021, we entered into a loan and security agreement with a commercial bank to borrow $30.0 million and, concurrent therewith, issued such commercial bank warrant to 127,570 shares of SoundHound’s common stock during a ten-year exercise period at an exercise price of $20.37 per share. The maturity date of the loan is either September 1, 2024 or March 1, 2025 if a performance milestone is met by March 31, 2022, and could be earlier if, prior to April 26, 2022, the SNAP June 2020 Note is not converted into our equity securities. In April 2022, the Company entered into a loan modification agreement, which extended the SVB March 2021 Note’s early maturity date from April 26, 2022 to May 26, 2022. As the SNAP June 2020 Note converted on April 26, 2022 and the performance milestone was not met as of March 31, 2022, the SVB March 2021 Note’s maturity date is September 1, 2024.

In June 2021, we issued the SCI June 2021 Note pursuant to a loan and security agreement with a lender to borrow up to a commitment amount of $15.0 million in $5.0 million increments along with warrants issued to purchase 63,785 shares of SoundHound’s common stock during a ten-year exercise period at an exercise price of $20.37 per share. Through December 31, 2021, we have borrowed $15.0 million. The maturity date of the loan is the earlier of May 31, 2025 or the SNAP June 2020 Note maturity date if it has not converted into our equity securities prior to such date. However, as the SNAP June 2020 Note converted into equity securities prior to June 26, 2022, the maturity date is May 31, 2025.

Cash Flows

The following table summarizes our cash flows for Q1 2022 and Q1 2021 (in thousands):

	Three Months Ended March 31, 2022	Three Months Ended March 31, 2021
Net cash (used in) operating activities	$(14,989)	$(14,704)
Net cash (used in) investing activities	(611)	(63)
Net cash provided by financing activities	1,955	605
Net changes in cash and cash equivalents	$(13,645)	$(14,162)

Cash Flows Used in Operating Activities

Net cash used in operating activities during Q1 2022 was $15.0 million, consisting primarily of our net loss of $25.1 million adjusted for non-cash charges of $6.9 million and changes in our net operating assets of $3.2 million. The non-cash charges were primarily driven by $2.5 million in stock-based compensation expense, $1.7 million in amortization of debt issuance cost, $1.3 million in depreciation and amortization expense, $0.8 million in non-cash lease amortization, and $0.6 million in remeasurement of derivative and warrant liability fair value. Net cash provided by changes in our operating assets and liabilities of $3.2 million resulted largely from an increase of $4.4 million in accrued liabilities, an increase of $3.2 million in accounts payable, and a decrease in accounts receivable of $0.7 million due to customer collections, which were offset by a decrease of $2.1 million from deferred offering costs related to the Business Combination.

Net cash used in operating activities during Q1 2021 was $14.7 million, consisting primarily of our net loss of $19.3 million, partially offset by non-cash charges of $5.4 million and cash used by changes in our operating assets and liabilities of $0.8 million. The non-cash charges were primarily driven by depreciation and amortization expense of $1.5 million, stock-based compensation expense of $1.4 million, change in fair value of derivative and warrant liability of $1.4 million, non-cash lease amortization of $0.8 million and amortization of debt issuance costs of $0.3 million. Net cash used by changes in our operating assets and liabilities of $0.8 million was driven by a $1.4 million decrease in deferred revenue and a $1.2 million decrease in operating lease liabilities. This was offset by a decrease of $1.7 million in accounts receivable due to increased customer collections and an increase of $0.7 million in accrued liabilities. The decrease in deferred revenue is primarily attributed to upfront billings in 2020 for three projects that began in 2021.

Cash Flows Used in Investing Activities

Net cash used in investing activities during Q1 2022 was $0.6 million. The decrease in cash was due to $0.6 million used for purchases of property and equipment.

Net cash used in investing activities during Q1 2021 was $0.1 million. The decrease in cash was due to $0.1 million used for purchases of property and equipment.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities during Q1 2022 was $2.0 million, consisting primarily of $2.5 million from proceeds from common stock options exercised. This was offset by $0.5 million in repayments of finance lease obligations.

Net cash provided by financing activities during Q1 2021 was $0.6 million, consisting primarily of $1.2 million in proceeds from common stock options exercised. This was offset by $0.6 million in repayments of capital lease obligations.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Commitments and Contingencies

We have no material changes to our commitments and contingencies as of March 31, 2022 as disclosed in the contractual obligations and commitment section in our audited consolidated financial statements as of December 31, 2021 included within our proxy statement/prospectus/consent solicitation.

Indemnification Agreements

We enter into standard indemnification arrangements in the ordinary course of business. Pursuant to these arrangements, we indemnify, hold harmless and agree to reimburse the indemnified parties for losses suffered or incurred by the indemnified party, in connection with any trade secret, copyright, patent or other intellectual property infringement claim by any third party with respect to its technology. The term of these indemnification agreements is generally perpetual any time after the execution of the agreement. The maximum potential amount of future payments we could be required to make under these arrangements is not determinable. We have never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, we believe the fair value of these agreements is minimal.

Critical Accounting Policies and Significant Management Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our unaudited condensed consolidated financial statements included elsewhere in the Form 8-K/A, that have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported income (loss) generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material.

For a discussion of our critical accounting estimates, see “Management’s discussion and analysis of financial condition and results of operations of SoundHound”, our audited consolidated financial statements for the year ended December 31, 2021, and the notes to those audited financial statements, which are included in the Proxy Statement, for more information. Additionally, refer to the notes to the unaudited condensed consolidated financial statements appearing elsewhere in the Form 8-K/A. There have been no material changes to these critical accounting policies and estimates through March 31, 2022 from those discussed in our proxy statement/prospectus/consent solicitation.